EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) made as of the 18th day of November, 2011 (the “Effective Date”) between FRIENDFINDER NETWORKS INC., a Nevada corporation (“FFN”) and Various, Inc., a California corporation (“Various”) (FFN and Various collectively defined herein as the “Company”) having an office at 6800 Broken Sound Parkway, Suite 200, Boca Raton, Florida 33487 and EZRA SHASHOUA (the “Executive”).

     WHEREAS, the Company desires to employ the Executive and the Executive desires to accept such employment by the Company on the terms and subject to the conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:

1.             Employment.  The Company hereby employs the Executive, and the Executive hereby accepts such employment by the Company, upon the terms and conditions set forth below.

2.             Term.  Subject to the provisions for termination herein provided, the employment of the Executive shall commence as of the Effective Date and shall continue for a term of three (3) years (the “Term”).  Executive’s current tenure with the Company will be grandfathered.

3.             Duties and Responsibilities.

3.1                During the Term, the Executive shall have the position of Chief Financial Officer and in connection therewith, the Executive shall perform such executive duties and responsibilities commonly incident to such office as may be assigned to him from time to time by Marc Bell, Chief Executive Officer and President of the Company and Daniel C. Staton, Chairman of the Board of the Company (the “Executive Management”), and, in the absence of such assignment, such duties customary to such office as is reasonably necessary to the operations of the Company.

3.2                The Executive’s employment by the Company shall be full-time, and during the Term, the Executive agrees that he will devote his business time and attention, his best efforts, and all of his skill and ability to promote the interests of the Company.  Executive shall not become an employee of any business other than that of the Company.  The Company hereby agrees that so long as Executive complies with the requirements of this Agreement and his fiduciary duties to the Company, the Executive will not be prohibited from making passive investments, serving on civic or charitable boards or committees, or serving on the board of directors or other governing body of companies that do not compete with the Company or any of their affiliates.

3.3                The Executive’s services shall be substantially performed at the Company’s offices in Boca Raton, Florida, subject to necessary travel requirements of his position and duties hereunder.

3.4                Nothing contained herein shall require the Executive to follow any directive or to perform any act which would violate any laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.  The Executive shall act in accordance with all laws, ordinances, regulations or rules of any governmental, regulatory or administrative body, agent or authority, any court or judicial authority, or any public, private or industry regulatory authority.

4.             Compensation.

4.1                Base Salary.  During the Term, the Company shall pay the Executive $480,000 per annum (the “Base Salary”) in accordance with the Company’s customary payroll practices as in effect from time to time.  The Base Salary may be increased from time to time in the discretion of the Company.

4.2                Bonus. Executive will be eligible to receive a discretionary annual bonus contingent upon Executive’s achievement of specific goals and objectives set forth and agreed to with and by Executive Management.

4.3                Equity Compensation.  Executive has been granted equity compensation in the past, and will be provided further grants under the Company’s equity compensation plans from time to time commensurate with Executive’s status as a senior executive of the Company.

4.4                Expenses.  The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive, accompanied by vouchers therefore in accordance with the Company’s policies, in the course of providing Executive’s services to the Company.

4.5                Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation during each calendar year, to be taken during such calendar year at times selected by the Executive, as well as paid holidays and personal days according to the Company policy in effect from time to time.

4.6                Benefits.  During the Term of this Agreement, the Executive shall be eligible to participate in each of the Company’s existing or future benefit plans, policies or arrangements maintained by the Company and made available to employees generally, as well as all such existing or future benefit plans, policies or arrangements maintained by the Company for the benefit of executives.  Except as specifically provided for herein, no additional compensation under any such plan, policy or arrangement shall be deemed to modify or otherwise effect the terms of this Agreement.

4.7                 D&O Insurance Coverage.  The Company shall cover Executive in its standard D&O insurance policy, under the current limits and evidence in place.

4.8                Indemnification Agreement.  It is hereby agreed between Executive and Company that Executive’s Indemnification Agreement entered into as of April 21, 2009 shall remain in full force and effect in accordance with its terms.

5.             Termination.

5.1                Termination by the Company for Cause. The Company may terminate the Executive’s employment and this Agreement at any time during the Term for Cause, effective immediately upon written notice to the Executive of such termination.  For purposes of this Section 5.1, “Cause” shall mean: a willful failure or refusal on Executive’s part to perform Executive’s duties under this Agreement, willful failure or refusal to carry out the lawful directions of the Board of Directors; willful gross misconduct, willful dishonesty or fraud on Executive’s part in connection with Executive’s employment, regardless of whether it results in economic harm to the Company or its subsidiaries or affiliates, conviction of a crime other than a minor traffic infraction, following an opportunity by the Executive to appear and be heard by the Board of Directors; or material breach of any provision of this Agreement.

5.2                Termination by the Company Without Cause.  The Company may terminate the Executive’s employment and this Agreement without Cause upon thirty (30) days’ prior written notice to the Executive.

5.3                Termination by the Executive for Good Reason.  The Executive may terminate his employment and this Agreement for Good Reason.  A resignation for “Good Reason” shall mean a resignation by the Executive of the Executive’s employment within sixty (60) days following the occurrence of any of the following events:

(a)           Without the Executive’s written consent, a material reduction of his duties, position or responsibilities;

(b)           Without the Executive’s written consent, a significant reduction by the Company in the Base Salary as in effect immediately prior to such reduction; or

(c)            Without the Executive’s written consent, a requirement by the Company that the Executive relocate his office to a location more than fifty (50) miles from its then-current location.

5.4                Voluntary Termination by the Executive Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason, upon not less than thirty (30) days’ prior written notice to the Company.

5.5                 Death.  The Executive’s employment and this Agreement shall automatically terminate upon the Executive’s death.

6.             Severance.

6.1                 In the event of a termination of the Executive’s employment by the Company for Cause, due to the expiration of the Term or as a result of the Executive’s death, the Executive shall be entitled to (i) his then current Base Salary earned but unpaid through and including the date of the termination of his employment, (ii) any unpaid bonus that is earned and accrued for any completed fiscal year, and (iii) any benefits or payments to which the Executive is entitled under any Company plan, program, agreement, or policy (collectively, “Accrued Amounts”).

6.2                 In the event the Executive’s employment is terminated as a result of a Change in Control (as defined below), by the Company without Cause (which does not include termination due to expiration of the Term), or by the Executive for Good Reason during the Term, the Executive shall be entitled to the Accrued Amounts and, subject to the Executive’s signing, returning to the Company and not revoking a release of claims for the benefit of the Company, in the form provided by the Company (the “Release”), the Executive shall be entitled to receive, and the Company shall be obligated to provide, the following severance benefits; provided, that, if the Executive should fail to execute such Release within forty-five (45) days following the later of (i) the Executive’s date of termination or (ii) the date the Executive actually receives an execution copy of such Release (which shall be delivered to the Executive within five (5) days following the Executive’s termination date), the Company shall not have any obligations to provide the severance payments contemplated under this Section 6.2:

(a)           Payment to the Executive of an amount equal to the cumulative amount of the then current Base Salary owed to the Executive for the remainder of the Term, in one lump sum payment within five (5) days following the termination date; provided, that, if (i) the termination is as a result of a Change in Control and is less than two (2) years from the expiration of the Term, then the payment amount to the Executive under this Section 6.2(a) shall be two (2) years of Executive’s then current Base Salary, and (ii) the termination is (A) by the Company without Cause (which does not include termination due to the expiration of the Term) and is less than one (1) year from the expiration of the Term, or (B) by the Executive for Good Reason and is less than one (1) year from the expiration of the Term, then the payment amount to the Executive under this Section 6.2(a)(ii)(A) and (B) shall be one (1) year of Executive’s then current Base Salary;

(b)           Payment to the Executive of an amount equal to one hundred percent (100%) of the Bonus opportunity actually earned for the year prior to the year of termination, if any; this amount shall be paid in one lump sum payment within five (5) days following the termination date;

(c)           The same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for the Executive and his dependants on the day immediately preceding the day of termination of employment; provided, however that (i) the Executive constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (ii) the Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA.  The Company shall continue to provide the Executive and his dependants with such health coverage at the Company’s expense until the date the Executive and his dependants are no longer eligible to receive continuation coverage pursuant to COBRA; and

(d)           The vesting of Executive’s stock and/or options will accelerate on the date of termination as to that number of shares of stock and/or options that would have become vested if the Executive had remained employed by the Company until the date this Agreement would have otherwise expired.

For avoidance of doubt, the Executive shall not be entitled to any severance benefits pursuant to this Section 6.2 if his employment is terminated by the Company for Cause, or due to the Executive’s death or the expiration of the Term; provided, that, in the event that the Executive’s employment is terminated by the Company for Cause or due to the Executive’s death (a “Discretionary Severance Event”), the Company, in its sole and absolute discretion, may choose to pay the Executive an amount equal to the sum of the payments referred to in subsections 6.2(a) and (b) above, payable in twelve (12) monthly payments, beginning within sixty (60) days following the termination date.

For purposes of this Agreement, a “Change in Control” shall mean:  (i) the direct or indirect acquisition, whether in one or a series of transactions by any person (as such term is used in Section 13(d) and Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or related persons (such person or persons, an “Acquirer”) constituting a group (as such term is used in Rule 13d-5 under the Exchange Act), of (A) beneficial ownership (as defined in the Exchange Act) of issued and outstanding shares of stock of the Company, the result of which acquisition is that such person or such group possesses in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the Company, or (B) the power to elect, appoint, or cause the election or appointment of at least a majority of the members of the Board (or such other governing body in the event the Company or any successor entity is not a corporation); (ii) a merger or consolidation of the Company with a person or a direct or indirect subsidiary of such person, provided that the result of such merger or consolidation, whether in one or a series of related transactions, is that the holders of the outstanding voting stock of the Company immediately prior to the consummation of such transaction do not possess, whether directly or indirectly, immediately after the consummation of such merger or consolidation, in excess of 50% of the combined voting power of all then-issued and outstanding capital stock of the merged or consolidated person, its direct or indirect parent, or the surviving person of such merger or consolidation; or (iii) a sale or disposition, whether in one or a series of transactions, of all or substantially all of the Company’s assets.

6.3                 In the event Executive’s employment is terminated by Executive without Good Reason, the Executive shall be entitled to the Accrued Amounts to be paid in one lump sum payment within five (5) days following the termination date.  In addition, the Executive shall be entitled to receive the then current Base Salary for an additional period of one (1) year from the date of termination consistent with Employer’s then current payroll practices following the termination date, plus COBRA coverage in accordance with the terms as provided for in Section 6.2(c) above; provided, that, (a) Executive complies with Sections 7, 8 and 9 below and (b) Executive does not accept employment with or provide consulting service to any web-based provider of adult-oriented social networking, chat or cams services worldwide for a period of one (1) year following Executive’s termination pursuant to this Section 6.3.

Notwithstanding the foregoing, in the event the Company shall fail to pay Executive any severance payments and benefits to Executive pursuant to Section 6 of this Agreement when due, then (i) Executive shall have no further obligations under subsections 6.3(a) and (b), and Sections 7, 8, and 9 herein, and (ii) Executive shall be entitled to recover all outstanding severance payments and benefits due to Executive under Section 6 of this Agreement and nothing herein shall preclude Executive from pursing any rights and remedies it may have hereunder or at law or in equity.

7.             Intellectual Property.

7.1                All inventions, trade secrets, works of authorship and other intellectual property created by Executive in part or in whole during Executive’s employment with the Company using Company resources, or otherwise related to the actual or prospective businesses or interests of the Company, shall be owned exclusively by the Company and shall be deemed “work made for hire” to the extent permissible under applicable law.  Executive agrees to execute and deliver promptly, at the Company’s expense, all assignments and other documents requested by the Company to confirm the Company’s ownership of such in such intellectual property.  Executive hereby waives any and all moral rights Executive might have in such intellectual property.  Executive agrees that any inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information, conceived, discovered, made or developed by Executive, solely or jointly with others, after Executive’s termination of employment with the Company that are based on the Company's Confidential Information shall belong to the Company and Executive hereby assigns any and all rights in such items to the Company.

7.2                Executive agrees he will fully and promptly disclose, in writing, to the Company all inventions, products, processes, apparatus, designs, improvements, or business related suggestions and information which Executive may, solely or jointly with others, conceive, discover, make or develop while employed with the Company.

8.            Confidentiality.  As a result of Executive’s employment with the Company, Executive agrees he will have access to “Confidential Information” about the Company and its business, subsidiaries, and affiliates.  Executive agrees that he will not at any time utilize for personal benefit, or directly or indirectly divulge or communicate to any person, firm, corporation or entity, any Confidential Information concerning the Company and its business, subsidiaries and affiliates, which was disclosed to or acquired by Executive at any time during the Term of this Agreement, except upon direct written authority of Executive Management.  Executive specifically agrees that all confidential information or knowledge concerning matters affecting or relating to the Company’s business obtained by Executive during his employment is deemed to be included within the terms of this Section 8 and to constitute important, material and confidential trade secrets that affect the successful conduct of the Company’s business and its goodwill.

“Confidential Information,” as used herein, means information which includes, but is not limited to, the names, buying habits or practices of any of the Company’s customers; operational, marketing and fundraising strategies; marketing methods and related data; the names of any vendors or suppliers; costs of materials; the prices the Company obtains or has obtained or at which it sells or has sold its products or services; manufacturing and sales costs; lists or other written records used in the Company’s business; compensation paid to employees and other terms of employment; merchandising or sales techniques; contracts and licenses; business systems; computer software and programs (including object code and source code), network architecture, protocols, trade secrets and any other confidential information of, about, or concerning the business of the Company and its parents, subsidiaries and affiliates, their manners of operation, or other confidential data of any kind.

9.             Interference with Business.  Executive acknowledges that because of Executive’s responsibilities at the Company, Executive has developed and will help to develop, and has been and will be exposed to, the Company’s business strategies, information on customers and clients, and other valuable Confidential Information and that use or disclosure of such Confidential Information in breach of this Agreement would be extremely difficult to detect or prove.  Executive also acknowledges that the Company’s relationships with its employees, customers, clients, vendors, and other persons are valuable business assets.  Therefore, Executive agrees as follows:

9.1                Executive shall not, for a period of one (1) year following termination of Executive’s employment with the Company for any reason, directly or indirectly solicit, induce, recruit, or encourage any officer, director or employee of the Company to leave the Company or terminate his or her employment with the Company.

9.2                Executive shall not, for a period of one (1) year following the termination of Executive’s employment with the Company for any reason, for the purpose of selling products or services competitive with the Company’s, solicit any actual or prospective customer or client of the Company by using the Company’s Confidential Information, or otherwise solicit such customers or clients by using means that amount to unfair competition.

10.           Miscellaneous.

10.1              Notices.  All notices under this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered against receipt or if mailed by first class registered or certified mail, return receipt requested, addressed to Company and to the Executive at their respective last known addresses, or to such other person or address as may be designated by like notice hereunder.  Any such notice shall be deemed to be given on the day delivered, if personally delivered, or on the third day after the mailing if mailed.

10.2              Parties in Interest.  No party shall assign this Agreement without the prior written consent of the other party.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successor and permitted assigns, but no other person shall acquire or have any rights under or by virtue of this Agreement.

10.3              Further Assurances.  From and after the date of this Agreement, each of the parties hereto shall from time to time, at the request of the other party and without further consideration, do, execute and deliver, or cause to be done, executed and delivered, all such further acts, things and instruments as may be reasonably requested or required more effectively to evidence and give effect to the transactions provided for in this Agreement.

10.4              Governing Law, Jurisdiction and Venue.  This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Florida applicable to contracts made and to be performed therein without giving effect to the principles of conflict of laws.  Any legal action or proceeding with respect to this Agreement shall be brought and maintained exclusively in the state or federal courts in Palm Beach County, Florida, and the parties waive any objections to the jurisdiction and venue of those courts.

10.5              Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts and by facsimile, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Facsimile signatures shall be considered originals for all purposes.

10.6              Severability.  The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

10.7              Entire Agreement; Modification; Waiver.  Except as otherwise specifically contemplated herein, this Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior negotiations and oral understandings, if any.  Neither this Agreement nor any of its provisions may be modified, amended, waived, discharged or terminated, in whole or in part, except in writing signed by the party to be charged.  No waiver of any such provision or any breach of or default under this Agreement shall be deemed or shall constitute a waiver of any other provision, breach or default.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the Effective Date.

FRIENDFINDER NETWORKS INC.

By: /s/ Daniel C. Staton
Name: Daniel C. Staton
Title: Chairman

VARIOUS, INC.

By: /s/ Daniel C. Staton
Name: Daniel C. Staton
Title: Chairman

EXECUTIVE:

/s/ Ezra Shashoua
EZRA SHASHOUA

[Signature Page to Ezra Shashoua Employment Agreement]